Exhibit 4.7

BRILLIANT FASHION HOLDINGS LIMITED

2021 INCENTIVE AWARD PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board of the Company.

(b) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the rules of any jurisdiction applicable to Awards granted to residents therein.

(c) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(d) “Award” means the grant of certain economic beneficiary interest corresponding to Shares under the Plan and the individual Award Agreement.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto, which includes the Option Award Agreement (under which the Grantee is granted an option to acquire an Award) and the Co-Investment Award Agreement (under which the Grantee agrees to purchase an Award).

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) material breach of the employment contract, confidentiality agreement or non-compete agreement with the Company or a Related Entity; or (ii) commission of a crime involving dishonesty.

(h) “Controlling Shareholder” means the shareholder holding the largest number of shares in FFG (on a fully-diluted and as-converted basis). At the date of adoption of the Plan, Controlling Shareholder means Fosun International Limited (HK 00656).

(i) “Company” means Brilliant Fashion Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as an Employee or Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated.    Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Corporate Transaction” means (as determined by the Administrator acting reasonably) any of the following transactions:

(i) a merger or consolidation in which FFG is not the surviving entity;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of FFG;

(iii) the complete liquidation or dissolution of FFG;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which FFG is the surviving entity but (A) the ordinary shares of FFG outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of FFG’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, including any transaction which may cause Fosun International Limited (HK 00656) to cease to own, directly or indirectly, fifty percent (50%) of the total combined voting power of FFG’s outstanding securities, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of FFG’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

For the avoidance of doubt, a business combination which is an IPO (as defined below) shall not be a Corporate Transaction.

(m) “Director” means a member of the Board or the board of directors of any Related Entity.

(n) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days.

(o) “Employee” means any person, including a Director, who is in the employment of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(p) “Fair Market Value” means, as of any date, the corresponding economic value of Shares covered by or linked to an Award, which is indirectly represented by the fair market value of FFG’s shares determined as follows:

(i) If the shares of FFG or its listed entity are traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the shares of FFG or its listed entity are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution as reported in The Wall Street Journal or such other source as the Administrator deems reliable; and

(iii) In the absence of an established market for FFG or its listed entity of the type described in (i) and (ii), above, the Fair Market Value thereof shall be calculated on the basis of the post-money valuation of FFG in the latest round of equity financing prior to the date of determination.

(q) “FFG” means Fosun Fashion Group (Cayman) Limited, a company incorporated under the laws of the Cayman Islands, its successor corporation or the Listed Entity.

(r) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan. For the purpose of this Plan, the scope of “Grantees” includes (i) for the headquarters of the Company, Employees with Executive Director/Senior Director title, and other Employees who have made special contribution to the Company as determined by the Administrator; (ii) for other branches or departments of the Company, Consultants or key management team members with CEO, CFO, CTO or other similar titles.

(s) “IPO” means the initial public offering in connection with the listing of the equity securities of FFG, or a business combination between FFG and a listed entity (or its affiliates) pursuant to which such listed entity (or another new listed entity, as applicable) (the “Listed Entity”) will directly or indirectly acquire 100% of the share capital of FFG.

(t) “Parent” means in relation to a company (a subsidiary company), any company (other than the subsidiary company) in an unbroken chain of companies ending with the subsidiary company, if each of the companies other than the subsidiary company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(u) “Plan” means this 2021 Incentive Award Plan.

(v) “Related Entity” means any Parent or Subsidiary of the Company or FFG and any business, corporation, partnership, limited liability company or other entity in which (i) the Company, (ii) FFG or (iii) a Parent or a Subsidiary of the Company or FFG holds a substantial ownership interest, directly or indirectly.

(w) “Replaced” means that pursuant to a Corporate Transaction, the Award is replaced with a comparable share or stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(x) “Share” means a class B ordinary share with the par value of USD1.00, of the Company having the rights and restrictions set out in the Memorandum and Articles of Association of the Company, amended from time to time.

(y) “Subsidiary” means in relation to a company (a holding company), any company (other than the holding company) in an unbroken chain of companies beginning with the holding company, if each of the companies other than the last company in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(z) “Trustee” means the trust company as nominated by the Company, acting as the trustee in respect of the Awards.

3. Awards Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued or linked with the economic beneficiary interest pursuant to all Awards is 32,129,493 Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions).

(b) Any Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been granted for purposes of determining the maximum aggregate number of Shares corresponding to the total Awards as set out in subsection (a) above. To the extent not prohibited by the listing requirements of The New York Stock Exchange (or other established stock exchange or national market system) (if applicable) and Applicable Law, any Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares corresponding to the total Awards as set out in subsection (a) above, unless otherwise determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration. The Plan shall be administered by the Administrator.

(ii) Administration Errors. In the event that an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan; and

(viii) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or Employees of the Company or a Related Entity, members of the Board and any Employee of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards may be granted to Employees, Directors and Consultants. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of any economic beneficiary interest or similar right with a fixed or variable price related to the Shares as determined in the Administrator’s sole discretion and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, the right to obtain the economic beneficiary interest related to Shares of the Company.

(b) Designation of Award. Each Award shall be designated in the Award Agreement.

(c) Trust Vehicle. The Board will appoint a Trustee to assist with the administration and vesting of the Awards granted pursuant to this Plan and the relevant Award Agreement.

(d) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the repurchase provisions, termination provisions, form of payment (cash or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(e) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, share purchase, asset purchase or other form of transaction.

(f) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise or purchase of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to cash payment or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(g) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(h) Early Exercise. The Option Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested part of the Award received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Subject to the Applicable Laws, Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner as set forth in the Option Award Agreement or otherwise authorized by the Administrator. Notwithstanding the foregoing, (x) the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator; and (y) in the circumstance that any investor invests in FFG prior to the IPO, the Grantee may exercise the vested Award held by such Grantee in accordance with the relevant Option Award Agreement and instruct the Company to transfer certain amount of shares of FFG corresponding to such vested Award to such investor with prior approval by the Board, provided that the aggregate amount of Award exercised under this subsection (y) shall in no event exceed 50% of the total vested Award held by such Grantee at any time.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7. Award Exercise or Purchase Price and Consideration.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. With respect to any existing management team member as of the effective date of the Plan, the exercise or purchase price shall be either EUR1.00 or EUR 2.04 for each Share covered by or linked to an Award as set out in the individual Award Agreement. With respect to any Employee, Director or Consultant providing Continuous Service after the effective date of the Plan, unless otherwise determined by the Administrator, the exercise or purchase price shall be, in principle, the higher of (i) EUR2.04 for each Share covered by or linked to an Award, plus a simple interest of 8% to 10% per annum; and (ii) 50% to 100% of the then Fair Market Value.

Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(a) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) if the exercise or purchase occurs on or after the IPO, payment through a broker-dealer sale of certain amount of shares of FFG corresponding to the Award and remittance procedure pursuant to which the Grantee shall provide written instructions to the Company, and the Company, shall instruct the Trustee or its designated brokerage firm (as applicable) to effect the immediate sale of certain amount of shares of FFG corresponding to some or all of such exercised or purchased Award and remit to the Company sufficient funds to cover the aggregate exercise or purchase price payable for the exercised or purchased Awards; or

(iv) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Award or which otherwise restrict one or more forms of consideration.

8. Exercise of Award.

(a) Procedure for Exercise.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the individual Option Award Agreement. In addition to any other conditions determined by the Administrator, the Administrator is authorized to determine certain exercise period for each year, during which the Grantees may elect to exercise the Award.

(ii) An Award or part of an Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award or part of the Award and full payment for the Award or part of the Award which is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the exercise price as provided in Section 7(b)(iii).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Option Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Option Award Agreement.

(ii) Where the Option Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(c) Exercise in Violation of Applicable Law.

Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Administrator (in its sole discretion) determines that an exercise could violate any Applicable Laws.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued unless the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise or purchase of an Award, the Company may require the person exercising or purchasing such Award to represent and warrant at the time of any such exercise or purchase that the Awards are being obtained only for investment and without any present intention to sell or distribute if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

(c) As a condition to the exercise or purchase of an Award, the Grantee shall grant a power of attorney to the Board or any person designated by the Board to exercise the voting rights (if any) with respect to the Awards and the Company may require the person exercising or purchasing such Award to acknowledge and agree to be bound by the provisions of the shareholders agreement entered into by and among FFG and the shareholders of FFG from time to time.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares covered by or linked to an Award.

11. Corporate Transactions, Co-Sale Event and Put Option.

(a) Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Option Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time covered by or linked to such portion of the Award, 15 days (or other earlier date determined by the Administrator) prior to the specified effective date of such Corporate Transaction.

(b) Co-sale Event. In the event that the Controlling Shareholder directly or indirectly transfers any shares held by it to a third party (the “Buyer”), each Grantee shall be entitled to certain right to instruct the Company to transfer all corresponding shares of FFG held by the Company at the time covered by or linked to any exercised or purchased Award or any vested but not exercised Award (including any Award vested pursuant to Section 11(a) above) held by such Grantee to the Buyer at the same price, terms and conditions. Notwithstanding the forgoing, provisions under this Section 11(b) shall terminate upon the consummation of the IPO.

(c) Put-Option of the Grantees. After forty-eight (48) months after the applicable commencement date or issuance date for each Award granted to a Grantee, if (x) FFG satisfies all requirements for an IPO with a pre-money market capitalization of no less than the post-money valuation of FFG in the latest equity financing, and (y) the Controlling Shareholder decides to defer such IPO for more than twelve (12) months, such Grantee shall have an option (the “Put Option”) to require the Company (or any affiliated entity designated by the Company) to redeem the vested and/or purchased Award held by such Grantee (the “Redeemed Award”). The Price for the Redeemed Award (the “Redemption Price”) shall be calculated on the basis of the per share price determined based on the Redemption Valuation (with a discount determined by the Board, if any), minus the exercise or purchase price of such Redeemed Award. “Redemption Valuation” shall mean the post-money valuation of FFG in the latest round of equity financing within twelve (12) months prior to the date of such redemption; and if FFG does not complete any equity financing within twelve (12) months prior to the date of such redemption, the valuation of FFG shall be determined by appraisal conducted by third party advisors (such third party advisors and method of appraisal shall be jointly confirmed by the Company and such Grantee). For the avoidance of doubt, the maximum amount of the Redeemed Award (if any) shall be determined by the Administrator in its sole discretion as specified in the individual Award Agreement. In no event shall the payment of such redemption price cause material adverse effect on the business operation of the Company. For the avoidance of doubt, provisions under this Section 11(c) shall terminate upon the consummation of the IPO.

12. Effective Date and Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years after the later of (i) the date of adoption of the Plan or (ii) the date when the Board approved the most recent increase in the number of Shares reserved under Section 3, unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Vesting Schedule. Except as otherwise approved by the Administrator or set out in the individual Option Award Agreement, Awards to be issued to the Grantees under the Plan shall be subject to a minimum four (4) year vesting schedule, counting from the applicable grant date with respect to the total granted Awards: 25% of the Shares subject to the Awards shall vest at the end of the first twelve (12) months of such grant date, with remaining portions vesting in annually installments over the next thirty-six (36) months. In the event that any waiting period after the grant date applies to a Grantee’s Award, such Grantee’s vesting schedule shall start upon expiration of such waiting period.

18. Inconsistent Terms. In the event of a conflict between the terms of the Plan and the terms of any Award Agreement, the terms of the Award Agreement shall prevail.

19. IPO. In the case of a IPO, if required, the Grantees shall enter into any agreements with any underwriter, coordinator, bankers or sponsor elected by FFG for the purpose of the IPO, and each of such Grantees shall grant to the then current chief executive officer or other authorized officer of the Company a power of attorney to enter into any agreements with any underwriter, coordinator, bankers or sponsor elected by FFG and to do and carry out all the acts and to sign all the documents that are necessary or advisable to complete the IPO. To the largest extent permitted by Applicable Laws, Section 6(j)(y) and Section 11 shall still remain in force.

20. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.